Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ARS Pharmaceuticals, Inc. (Formerly Silverback Therapeutics, Inc.) pertaining to the 2018 Equity Incentive Plan, the 2020 Equity Incentive Plan and the 2020 Employee Stock Purchase Plan of ARS Pharmaceuticals, Inc. of our report dated March 31, 2022, with respect to the consolidated financial statements of Silverback Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
January 17, 2023